EXHIBIT 99.1
Greif, Inc. Reports First Quarter 2009 Results

•	Net sales decreased 21 percent (15 percent excluding the impact of foreign currency translation) to $666.3 million in the first quarter of 2009 from $846.3 million in the first quarter of 2008.

•
Net income before special items, as defined below, was $21.7 million ($0.38 per diluted Class A share) in the first quarter of 2009 compared to $68.6 million ($1.16 per diluted Class A share) in the first quarter of 2008.  GAAP net income was $1.3 million ($0.03 per diluted Class A share) and $60.7 million ($1.03 per diluted Class A share) in the first quarter of 2009 and 2008, respectively.  During the first quarter of 2008, the Company recognized a net gain of $20.9 million ($0.35 per diluted Class A share) related to the divestiture of business units in Australia and Zimbabwe, which was included in both net income before special items and GAAP net income.

DELAWARE, Ohio (Feb. 25, 2009) – Greif, Inc. (NYSE: GEF, GEF.B), a global leader in industrial packaging products and services, today announced results for its first fiscal quarter, which ended Jan. 31, 2009.

Michael J. Gasser, chairman and chief executive officer, said, “Historically, our first quarter performance is adversely affected by seasonal factors.  This was further compounded in 2009 by the global economic downturn that began to impact our company in the fourth quarter of 2008.  We announced comprehensive plans last December to mitigate these challenges, including acceleration of the Greif Business System initiatives.  We are aggressively implementing these plans and are on track to achieve the anticipated annual savings.”

Mr. Gasser continued, “Last week we announced the successful completion and closing of $700 million of senior secured credit facilities, which substantially increases our financial flexibility and enables us to continue executing our growth strategy in a disciplined manner.”

Special Items and GAAP to Non-GAAP Reconciliation

Special items are as follows: (i) for the first quarter of 2009, restructuring charges of $27.2 million ($19.1 million net of tax) and restructuring-related inventory charges of $1.8 million ($1.3 million net of tax); and (ii) for first quarter of 2008, restructuring charges of $10.5 million ($8.0 million net of tax) and timberland disposals, net of $0.1 million ($0.1 million net of tax).  A reconciliation of the differences between all non-GAAP financial measures used in this release with the most directly comparable GAAP financial measures is included in the financial schedules that are a part of this release.

Consolidated Results

Net sales decreased 21 percent (15 percent excluding the impact of foreign currency translation) to $666.3 million in the first quarter of 2009 compared to $846.3 million in the first quarter of 2008.  The $180.0 million decline was due to Industrial Packaging ($141.8 million) and Paper Packaging ($38.4 million). The 15 percent constant-currency decrease was due to lower sales volumes across all product lines, partially offset by generally higher selling prices compared to the same period last year.

Operating profit before special items was $46.3 million for the first quarter of 2009 compared to $104.6 million for the first quarter of 2008.  The $58.3 million decrease was due to Industrial Packaging ($55.7 million) and Timber ($2.9 million), partially offset by an increase in Paper Packaging ($0.3 million).  The $55.7 million decrease in Industrial Packaging was primarily due to a $29.9 million pretax net gain on the divestiture of business units in Australia and Zimbabwe, which was recognized in the first quarter of 2008, and lower net sales.  GAAP operating profit was $17.3 million and $94.2 million in the first quarter of 2009 and 2008, respectively.

Net income before special items was $21.7 million for the first quarter of 2009 compared to $68.6 million for the first quarter of 2008.  Diluted earnings per share before special items were $0.38 compared to $1.16 per Class A share and $0.56 compared to $1.76 per Class B share for the first quarter of 2009 and 2008, respectively. The Company had GAAP net income of $1.3 million, or $0.03 per diluted Class A share and $0.03 per diluted Class B share, in the first quarter of 2009 compared to GAAP net income of $60.7 million, or $1.03 per diluted Class A share and $1.56 per diluted Class B share, in the first quarter of 2008.  Included in both the first quarter 2008 net income before special items and GAAP net income is a $20.9 million after-tax net gain ($0.35 per diluted Class A share and $0.53 per diluted Class B share) related to the divestiture of business units in Australia and Zimbabwe.

Business Group Results

Industrial Packaging net sales decreased 21 percent (13 percent excluding the impact of foreign currency translation) to $529.5 million in the first quarter of 2009 from $671.3 million in the first quarter of 2008, despite generally higher selling prices compared to the same period in 2008.  Operating profit before special items decreased to $22.4 million in the first quarter of 2009 from $78.1 million in the first quarter of 2008.  The $55.7 million decrease was primarily due to a $29.9 million net gain on the divestiture of business units in Australia and Zimbabwe, which was realized in the first quarter of 2008, coupled with lower net sales and a $5.3 million lower-of-cost-or-market inventory adjustment in Asia in the first quarter of 2009.  The segment is aggressively implementing incremental Greif Business System (GBS) and accelerated GBS initiatives to mitigate the impact of the lower activity levels.  GAAP operating loss was $4.5 million in the first quarter of 2009 compared to operating profit of $68.6 million in the first quarter of 2008.

Paper Packaging net sales were $130.4 million in the first quarter of 2009 compared to $168.8 million in the first quarter of 2008, despite higher containerboard selling prices implemented in the fourth quarter of 2008.  Operating profit before special items increased to $20.7 million in the first quarter of 2009 from $20.4 million in the first quarter of 2008.  The increase was primarily due to lower raw material costs, especially old corrugated containers, labor and transportation costs, partially offset by lower net sales.  In addition, the segment is aggressively implementing incremental GBS and accelerated GBS initiatives to mitigate the impact of the lower activity levels.  GAAP operating profit was $18.8 million and $19.4 million in the first quarter of 2009 and 2008, respectively.

Timber net sales were $6.4 million and $6.2 million in the first quarter of 2009 and 2008, respectively.  Operating profit before special items was $3.2 million in the first quarter of 2009 compared to $6.1 million in the first quarter of 2008.  Included in these amounts were profits from the sale of special use properties (surplus, higher and better use, and development properties) of $0.3 million in the first quarter of 2009 and $3.8 million in the first quarter of 2008.  GAAP operating profit was $3.0 million and $6.2 million in the first quarter of 2009 and 2008, respectively.

Other Cash Flow Information

Capital expenditures were $26.8 million, excluding timberland purchases of $0.4 million, for the first quarter of 2009 compared with capital expenditures of $29.5 million, excluding timberland purchases of $0.5 million, for the first quarter of 2008. Capital expenditures for 2009 are expected to be approximately $85 million, excluding timberland purchases, which is below anticipated annual depreciation expense for the year.

On Feb. 23, 2009, the Board of Directors declared quarterly cash dividends of $0.38 per share of Class A Common Stock and $0.57 per share of Class B Common Stock. These dividends are payable on April 1, 2009 to stockholders of record at close of business on March 17, 2009.

In the first quarter of 2009, the Company’s debt increased primarily due to seasonal factors.  The amount was further impacted by the sharp decline in demand and key raw material costs at the end of 2008, capital expenditures, dividends, and the payment of 2008 performance-based incentives.

On Feb. 19, 2009, the Company closed on a new $700 million of senior secured credit facilities co-arranged by Banc of America Securities LLC and J.P. Morgan Securities Inc. The new facilities replaced an existing $450 million revolving credit facility that was scheduled to expire in March 2010.  The new credit agreement provides for a revolving credit facility of $500 million and a $200 million term loan, both expiring February 2012, with the ability to increase the facilities by up to $200 million.

Greif Business System (GBS) and Accelerated Initiatives

In December 2008 the Company announced specific plans to address the adverse impact resulting from the sharp decline in business throughout the global economy beginning in the Company’s fourth quarter of 2008.  Management is aggressively implementing those plans that include the following initiatives:

•	During 2009 approximately $50 million of additional GBS savings are expected to be achieved through the Company’s Operational Excellence and Global Sourcing initiatives.

•
Accelerated GBS initiatives are also being implemented that include continuation of active portfolio management, further administrative excellence activities, a hiring and salary freeze, and curtailed discretionary spending.  These actions are expected to result in an additional $50 million of savings during 2009.

The GBS and accelerated GBS initiatives are on track to deliver the expected operating profit impact of approximately $100 million during 2009.

As a result of the GBS and accelerated GBS initiatives, the Company is expecting to record restructuring charges of approximately $50 million during fiscal 2009.  During the first quarter of 2009, the Company recorded $27.2 million of restructuring charges, including $16.0 million of employee separation costs, $4.9 million of asset impairments and $6.3 million of other costs, and $1.8 million of restructuring-related inventory charges.

The restructuring and other cost reduction activities resulted in the closure of 10 facilities and the elimination of certain operating and administrative positions throughout the world.  A total of approximately 1,375 positions were eliminated during the first quarter of 2009.

Company Outlook

The Greif Business System and accelerated GBS initiatives will significantly mitigate the impact of the global business and economic environment.  Therefore, the Company reaffirms its earnings guidance before special items of $3.25 to $3.75 per Class A share for fiscal 2009.

Conference Call

The Company will host a conference call to discuss the first quarter of 2009 results on Feb. 26, 2009, at 10 a.m. Eastern Time (ET). To participate, domestic callers should call 866-595-9884 and ask for the Greif conference call. The number for international callers is +1 404-665-9569.  The conference call ID number is #85890635.  Phone lines will open at 9:50 a.m. ET. The conference call will also be available through a live webcast, including slides, which can be accessed at www.greif.com. A replay of the conference call will be available on the Company’s website approximately one hour following the call.

About Greif

Greif is a world leader in industrial packaging products and services. The Company produces steel, plastic, fibre, corrugated and multiwall containers, packaging accessories and containerboard, and provides blending and packaging services for a wide range of industries.  Greif also manages timber properties in North America.  The Company is strategically positioned in more than 45 countries to serve global as well as regional customers.  Additional information is on the Company's website at www.greif.com.

Forward-Looking Statements

All statements other than statements of historical facts included in this news release, including, without limitation, statements regarding the Company’s future financial position, business strategy, budgets, projected costs, goals and plans and objectives of management for future operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "project," "believe," "continue," “on track” or “target” or the negative thereof or variations thereon or similar terminology. All forward-looking statements made in this news release are based on information currently available to management.  Although the Company believes that the expectations reflected in forward-looking statements have a reasonable basis, the Company can give no assurance that these expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. Such risks and uncertainties that might cause a difference include, but are not limited to: general economic and business conditions, including a prolonged or substantial economic downturn; the availability of the credit markets to our customers and suppliers, as well as the Company; changing trends and demands in the industries in which the Company competes, including industry over-capacity; industry competition; the continuing consolidation of the Company’s customer base for its industrial packaging, containerboard and corrugated products; political instability in those foreign countries where the Company manufactures and sells its products; foreign currency fluctuations and devaluations; availability and costs of raw materials for the manufacture of the Company’s products, particularly steel, resin and old corrugated containers; price fluctuations in energy costs; costs associated with litigation or claims against the Company pertaining to environmental, safety and health, product liability and other matters; work stoppages and other labor relations matters; property loss resulting from wars, acts of terrorism or natural disasters; the Company’s ability to integrate its newly acquired operations effectively with its existing business; the Company’s ability to achieve improved operating efficiencies and capabilities; the Company’s ability to effectively embed and realize improvements from the Greif Business System; the frequency and volume of sales of the Company’s timber, timberland and special use timberland; and the deviation of actual results from the estimates and/or assumptions used by the Company in the application of its significant accounting policies. These and other risks and uncertainties that could materially affect the Company’s consolidated financial results are further discussed in its filings with the Securities and Exchange Commission, including its Form 10-K for the year ended Oct. 31, 2008. The Company assumes no obligation to update any forward-looking statements.

GREIF, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME
UNAUDITED
(Dollars and shares in millions, except per share amounts)

	Quarter ended January 31,
	2009	2008

Net sales	$666.3	$846.3
Cost of products sold	565.7	698.0
Gross profit	100.6	148.3

Selling, general and administrative expenses	58.4	80.5
Restructuring charges	27.2	10.5
Asset disposals, net	2.3	36.9
Operating profit	17.3	94.2

Interest expense, net	12.2	11.8
Other income (expense), net	(1.8)	(3.3)
Income before income tax expense and equity earnings and minority interests	3.3	79.1

Income tax expense	1.0	18.7
Equity earnings and minority interests	(1.0)	0.3

Net income	$1.3	$60.7

Basic earnings per share:
Class A Common Stock	$0.03	$1.05
Class B Common Stock	$0.03	$1.56

Diluted earnings per share:
Class A Common Stock	$0.03	$1.03
Class B Common Stock	$0.03	$1.56

Earnings per share were calculated using the following number of shares:

Basic earnings per share:
Class A Common Stock	24.1	23.8
Class B Common Stock	22.5	22.9

Diluted earnings per share:
Class A Common Stock	24.4	24.3
Class B Common Stock	22.5	22.9

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
CONSOLIDATED STATEMENTS OF INCOME
UNAUDITED
(Dollars in millions, except per share amounts)

	Quarter ended January 31, 2009			Quarter ended January 31, 2008
		Diluted per share amounts			Diluted per share amounts
		Class A	Class B		Class A	Class B

GAAP – operating profit	$17.3			$94.2
Restructuring charges	27.2			10.5
Restructuring-related inventory charges	1.8			—
Timberland disposals, net	—			(0.1)
Non-GAAP – operating profit before restructuring charges and timberland disposals, net	$46.3			$104.6

GAAP – net income	$1.3	$0.03	$0.03	$60.7	$1.03	$1.56
Restructuring charges, net of tax	19.1	0.33	0.50	8.0	0.13	0.20
Restructuring-related inventory charges, net of tax	1.3	0.02	0.03	—	—	—
Timberland disposals, net of tax	—	—	—	(0.1)	—	—
Non-GAAP – net income before restructuring charges and timberland disposals, net	$21.7	$0.38	$0.56	$68.6	$1.16	$1.76

GREIF, INC. AND SUBSIDIARY COMPANIES
SEGMENT DATA
UNAUDITED
(Dollars in millions)

	Quarter ended January 31,
	2009	2008

Net sales
Industrial Packaging	$529.5	$671.3
Paper Packaging	130.4	168.8
Timber	6.4	6.2
Total	$666.3	$846.3

Operating profit
Operating profit before restructuring charges and timberland disposals, net:
Industrial Packaging	$22.4	$78.1
Paper Packaging	20.7	20.4
Timber	3.2	6.1
Operating profit before restructuring charges and timberland disposals, net	46.3	104.6
Restructuring charges:
Industrial Packaging	25.1	9.5
Paper Packaging	1.9	1.0
Timber	0.2	—
Restructuring charges	27.2	10.5
Restructuring-related inventory charges:
Industrial Packaging	1.8	—
Timberland disposals, net:
Timber	—	0.1
Total	$17.3	$94.2

Depreciation, depletion and amortization expense
Industrial Packaging	$17.5	$17.7
Paper Packaging	6.7	5.9
Timber	1.1	2.3
Total	$25.3	$25.9

GREIF, INC. AND SUBSIDIARY COMPANIES
 GEOGRAPHIC DATA
UNAUDITED
(Dollars in millions)

	Quarter ended January 31,
	2009	2008

Net sales
North America	$394.0	$450.1
Europe, Middle East and Africa	182.3	282.2
Other	90.0	114.0
Total	$666.3	$846.3

Operating profit
Operating profit before restructuring charges and timberland disposals, net:
North America	$53.8	$35.9
Europe, Middle East and Africa	0.5	21.2
Other	(8.0)	47.5
Operating profit before restructuring charges and timberland disposals, net	46.3	104.6
Restructuring charges	27.2	10.5
Restructuring-related inventory charges	1.8	—
Timberland disposals, net	—	0.1
Total	$17.3	$94.2

Note: Certain prior year amounts have been reclassified to conform to the 2009 presentation.

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
SEGMENT DATA
UNAUDITED
(Dollars in millions)

	Quarter ended January 31,
	2009	2008

Industrial Packaging
GAAP – operating profit (loss)	$(4.5)	$68.6
Restructuring charges	25.1	9.5
Restructuring-related inventory charges	1.8	—
Non-GAAP – operating profit before restructuring charges	$22.4	$78.1

Paper Packaging
GAAP – operating profit	$18.8	$19.4
Restructuring charges	1.9	1.0
Non-GAAP – operating profit before restructuring charges	$20.7	$20.4

Timber
GAAP – operating profit	$3.0	$6.2
Restructuring charges	0.2	—
Timberland disposals, net	—	(0.1)
Non-GAAP – operating profit before restructuring charges and timberland disposals, net	$3.2	$6.1

GREIF, INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED
(Dollars in millions)

	January 31, 2009	October 31, 2008

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$55.8	$77.6
Trade accounts receivable	315.9	392.5
Inventories	296.5	304.0
Other current assets	149.4	148.5
	817.6	922.6

LONG-TERM ASSETS
Goodwill	523.9	513.0
Intangible assets	101.3	104.4
Assets held by special purpose entities	50.9	50.9
Other long-term assets	82.1	88.6
	758.2	756.9

PROPERTIES, PLANTS AND EQUIPMENT	1,051.7	1,066.4

	$2,627.5	$2,745.9

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$250.9	$384.6
Short-term borrowings	114.0	44.3
Other current liabilities	164.1	242.9
	529.0	671.8

LONG-TERM LIABILITIES
Long-term debt	735.8	673.2
Liabilities held by special purpose entities	43.3	43.3
Other long-term liabilities	306.1	298.1
	1,085.1	1,014.6

MINORITY INTEREST	4.7	3.7

SHAREHOLDERS’ EQUITY	1,008.7	1,055.8

	$2,627.5	$2,745.9